Exhibit 21.1 - List of Subsidiaries

Name	Percentage Owned
Fushi Holdings, Inc.( Fushi Holdings)	100%
Fushi International (Dalian) Bimetallic Cable Co., Ltd
(Fushi International (Dalian))	100%
Dalian Fushi Bimetallic Wire
Manufacturing, Co., Ltd. (Dalian Fushi)	0% (control is through a contractual relationship only)